                              Exhibit to Form N-1A

         Exhibit (9)(c)(ii) Amendment to Accounting Services Agreement

                   AMENDMENT TO ACCOUNTING SERVICES AGREEMENT

          This AGREEMENT, dated as of the ________ day of August, 1995 made by and between The Brinson Funds, a Delaware business trust (the "Trust") and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

          WHEREAS, the Trust and Fund/Plan have entered into an agreement dated April 25, 1995, wherein Fund/Plan has agreed to serve as accounting services agent to maintain and keep current the accounts and records of the Trust and to perform certain other functions in connection with such accounts and records ("Accounting Services Agreement"); and

          WHEREAS, the Parties wish to amend the Accounting Services Agreement to reflect the creation of a multiple class structure for each Series of the Trust;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:
          1. To amend Schedules "B" and "C" to the Accounting Services Agreement in the form attached hereto as Schedules "B" and "C".
          2.   This Amendment's Effective Date shall be July 31, 1995.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one type written page, together with Schedules "B" and "C", to be signed by their duly authorized officers and their corporate seals hereunto duly affixed as of the day and year first above written.

The Brinson Funds                             Fund/Plan Services, Inc.
-----------------                             ------------------------


By:                                        By:
   -------------------------                  -----------------------
  E. Thomas McFarlan, President           Kenneth J. Kempf, President

                                                                    SCHEDULE "B"

                          MULTIPLE CLASS FEE SCHEDULE
                                      FOR
                               THE BRINSON FUNDS
--------------------------------------------------------------------------------

FUND ACCOUNTING AND PORTFOLIO VALUATION SERVICES
------------------------------------------------

I. ANNUAL FEE SCHEDULE PER GLOBAL AND NON-US PORTFOLIO WITH MULTIPLE CLASSES OF SHARES: (1/12th payable monthly)

     Present Fees
     ------------

     $45,000 On the First $10 Million of all Classes' Combined Average Net
     Assets
     .0004 On the Next $40 Million of all Classes' Combined Average Net Assets .0003 On the Next $50 Million of all Classes' Combined Average Net Assets .0001 On the Next $900 Million of all Classes' Combined Average Net Assets .00005 Over $1 Billion of all Classes' Combined Average Net Assets

     Fees with Multiple Classes
     --------------------------

     $15,000 Additional Per Class

II.  ANNUAL FEE SCHEDULE PER DOMESTIC PORTFOLIO WITH MULTIPLE CLASSES OF SHARES:
     (1/12th payable monthly)

     Present Fees
     ------------

     $30,000 On the First $10 Million of all Classes' Combined Average Net
     Assets
     .0004 On the Next $40 Million of all Classes' Combined Average Net Assets .0003 On the Next $50 Million of all Classes' Combined Average Net Assets .0001 On the Next $900 Million of all Classes' Combined Average Net Assets .00005 Over $1 Billion of all Classes' Combined Average Net Assets

     Fees with Multiple Classes
     --------------------------

     $10,000 Additional Per Class

III. PRICING SERVICE FEES: (Based on individual CUSIP/SEDOL or security identification number) Specific costs will be identified based upon options selected by the client and will be billed monthly.

     A)   MULLER DATA CORPORATION* (if applicable)
                 *Based on current vendor costs, subject to change

          Government/Mortgage Backed/Corporate
                 Short and Long Term Quotes $ .50 per Quote per Issue Tax-Exempt Short & Long Term Quotes $ .55 per Quote per Issue
          CMOs/ARMs/ABS                          $1.00 per Quote per Issue
          Foreign Security Quotes                $ .50 per Quote per Issue
          Foreign Security Supplemental
                 Corporation Actions, Dividends
                 & Capital Changes               $2.00 per Issue per Month
          Mortgage Backed Factors                $1.00 per Issue per Month

           MINIMUM WEEKLY FILE TRANSMISSION IS ASSUMED

     Fund/Plan does not currently pass along charges for the domestic equity security prices, dividend and capital change information transmitted daily to Fund/Plan Services, Inc. from Muller Data Corporation.

     B)   FUTURES AND CURRENCY FORWARD CONTRACTS     $2.00 per Issue per Day

     C)   TELERATE SYSTEMS, INC.* (if applicable)
            *Based on current vendor costs, subject to change

          Specific costs will be identified based upon options selected by the client and will be billed monthly. Fund/Plan does not currently pass along these charges to The Brinson Funds.

     C)   REUTERS, INC.*
            *Based on current vendor costs, subject to change

          Fund/Plan does not currently pass along the charges for the domestic security prices supplied by Reuters, Inc.

     D)   INTERACTIVE DATA CORP.*  (if applicable)
            *Based on current vendor costs, subject to change.

          Domestic Equities and Options              $ .15 per Quote per Issue
          Corporate/Government/Agency Bonds
            including Mortgage-Backed
            Securities (evaluated,
            seasoned, and/or closing)                $ .50 per Quote per Issue
          US Municipal Bonds and Collateralized
            Mortgage Obligations                     $ .80 per Quote per Issue
          International Equities and Bonds           $ .50 per Quote per Issue
          Domestic Dividends and Capitalization
            Changes                                  $3.50 per Month per Holding
          International Dividends and Capital
            Changes                                  $4.00 per Month per Holding

Interactive Data also charges monthly transmission costs and disk storage charges.

     F)   KENNY S&P*
            *Based on current vendor costs, subject to change

          High Yield Corporate Bonds                 $1.00 per Quote per Issue
                                                           ($35/day minimum)

          U.S. Municipal Bonds                       $ .50 per Quote per Issue
                                                           ($25/day minimum)

          Corporate/Government Bonds                 $ .50 per Quote per Issue
                                                           ($35/day minimum)

          CMO,ARM and ABS/Convertible                $1.00 per Quote per Issue
            Corporate Bonds                                ($35/day minimum)

          Set up Fees                                $ .25 per Item
                                                           ($1.00 if no CUSIP)

          All Added Items                            $ .25 per Item
                                                           ($1.00 if no CUSIP)

OUT-OF-POCKET EXPENSES
----------------------

The Trust will reimburse Fund/Plan Services, Inc. monthly for all reasonable out-of-pocket expenses, including telephone, postage, telecommunications, special reports, record retention, special transportation costs as incurred, and unusual expenses incurred while establishing viable agreements between the Trust and Fund/Plan Services, Inc. The cost of copying and sending materials to auditors for audits will be an additional expense.

ADDITIONAL SERVICES
-------------------

To the extent the Trust commences using investment techniques such as Securities Lending, Interest Rate Swaps, Leveraging, Short Sales, Precious Metals, or non-US Dollar denominated Futures and Options on securities and currency, additional fees may apply. Activities of a non-recurring nature such as consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services or reports will be quoted upon request.

The Schedules will be amended as necessary to reflect the addition of other services for additional portfolios or classes of the Trust.

                                                                    SCHEDULE "C"

ACCOUNTING SERVICES UNIT BASIC ASSUMPTIONS FOR
--------------------------------------------------------------------------------

                                                               THE BRINSON FUNDS


BASIC ASSUMPTIONS:
-----------------

1) The Trust's Administrator, on behalf of the Series, will complete all necessary compliance reports (Sub-Chapter "M"), as well as monitoring of the various limitations and restrictions.

2) The portfolio asset composition of the Series will be comparable as described in the Profile Document prepared by Brinson Partners, Inc. Trading activity is expected to approximate 270 transactions per month inclusive of equity, debt, currency and money market transactions.

3) The Trust has a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences.

     To the extent tax accounting, on behalf of the Series (as applicable), for certain securities differs from the book accounting, it will be done by the Trust's Administrator or the Trust's independent accountants.

     The Accounting Services Unit will supply segregated Trial Balance account details to assist the Administrator, on behalf of the Series (as applicable), in proper identification by category of all appropriate realized and unrealized currency gains/losses.

4) The Trust, on behalf of the Series (as applicable) foresees no difficulty in using Fund/Plan's standard pricing agents for domestic equity, bond, ADR and foreign securities. Fund/Plan currently uses Reuters, Inc., Muller Data and Interactive Data (IDC) for domestic equities and listed ADR's, and IDC, Telerate, Bloomberg and Muller Data Corporation for bonds, synthetic ADR's and foreign issues.

     Muller Data Corporation/Extel Financial and IDC are the primary foreign security pricing vendors for the Trust, on behalf of the Series (as applicable) and supply ASU with daily (spot) foreign exchange rates to be used in market value calculations of non-US dollar denominated securities and currency mark-to-market requirements. To the extent IDC or Muller Data are unable to supply certain foreign security prices, they will be provided by Brinson Partners or a Brinson Partners' recommended pricing source. Telerate Systems, Inc. is used for daily forward currency contract prices.

     The Accounting Unit will work closely with Brinson Partners to ensure the accuracy of the Series' NAVs and to obtain the most satisfactory pricing sources and specific methodologies.


5) To the extent the Series require daily security prices from specific brokers for domestic or foreign securities, these manual prices will be obtained by Brinson Partners (or brokers) and faxed to the ASU by approximately 4:00 PM Eastern time for inclusion in the NAV calculations. Brinson Partners will supply ASU with the appropriate pricing contacts for these manual quotes.

6) To the extent the Series should ever purchase/hold open-end registered investment companies (RICs), procedural discussions should take place between ASU and Brinson Partners clarifying the appropriate pricing and dividend rate sources. Depending on the methodologies selected by the Trust, additional fees may apply.

7) ASU will supply daily Portfolio Valuation Reports on behalf of the Series (as applicable), to Brinson Partners identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation.

     It will be the responsibility of Brinson Partners to review these reports and to promptly notify ASU of any possible problems, trade discrepancies, incorrect security prices, corporate action/capital change information or exchange rate discrepancies that could result in a misstated NAV.

 8) All foreign currency will be held within the Custodian and sub-custodian network on behalf of the Series (as applicable). Time deposits and interest bearing currency accounts will all be reflected on the Custodian asset listings. The Trust or Custodian will supply ASU with appropriate and timely information for any trades/changes in the currency accounts, as well as interest rates to ensure income accrual accuracy for the debt issues, time deposits and currency accounts. Income accrual adjustments (expected to be immaterial) will be completed when the interest is actually collected and posted on the Custodian's statements.

 9) On behalf of the Series (as applicable), it is assumed for all debt issues that Brinson Partners will supply the Accounting Unit with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates, and complete security descriptions with issue types and sedol/cusip numbers.

10) On behalf of the Series (as applicable), the Custodian will provide the Accounting Unit with daily custodian statements (or on-line access to the custody system) reflecting all prior day cash activity by 8:30 AM Eastern time. Complete and clear descriptions of any postings, inclusive of sedol/cusip numbers, interest/dividend payment dates, capital stock details, expense authorizations, beginning/ending balances, etc. will be provided by the Custodian's reports or system.

11) On behalf of the Series (as applicable), the Custodian will be responsible for supplying the foreign dividend, capital change information, and interest rate changes to Accounting in a timely manner. Brinson Partners will supplement and support as appropriate. If selected by the Trust, ASU can receive supplemental capital change and dividend information on foreign positions from IDC and Muller Data as the pricing vendors for the Trust's foreign securities.

12) On behalf of the Series (as applicable), the Custodian will handle and report on all settlement problems, failed trades and unsettled dividends/interest and capital changes. Additionally, the Custodian will process all applicable capital change and foreign reclaim paperwork based upon advice from Brinson Partners. ASU will supply segregated Trial Balance reporting and supplemental reports to assist in this process.

13)  On behalf of the Series (as applicable):

     a) ASU will maintain US Dollar denominated futures, qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions daily.

     b) To the extent tax classifications are required, they will be computed by the Trust's Administrator or independent accountant.

     c) The Trust does not currently expect to invest in domestic futures, options or designated hedges. Advance notice is requested should the Series commence trading in the above investments to clarify operational procedures between ASU and Brinson Partners.

14) On behalf of the Series (as applicable), should Lines of Credit in segregated accounts with the Custodian be established for temporary administrative purposes, and/or leveraging/hedging a portfolio, Brinson Partners will complete the appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. Accounting will reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance, adjusting as necessary at month-end.

15) On behalf of the Series (as applicable), participation in Securities Lending, Interest Rate Swaps, Leveraging, Precious Metals, Short Sales or Foreign Currency (non-US dollar denominated) Futures and Options within portfolio securities is not currently expected. To the extent such techniques are utilized in the future, additional fees will apply. Forward Currency Contracts that are directly related to payable/receivables on trades and/or dividends/interest are included in Accounting Services and are not to be considered an extra expense.

16) On behalf of the Series (as applicable), Brinson Partners or the Administrator will supply ASU specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. The Trust's Administrator will promptly communicate to the ASU any adjustments needed.

17)  On behalf of the Series (as applicable):

     a) Specific deadlines and complete information supplied will be identified for all security trades in order to minimize any settlement problems, NAV miscalculations or distribution rate adjustments.

     b) Trade Authorization Forms, with the appropriate officer's signature, should be faxed to ASU on all security trades placed by the Fund no later than settlement/value date by 11:30 AM Eastern time for money market and currency issues (it is assumed trade date equals settlement date for money market/currency issues) and by 11:30 AM Eastern time on trade date plus one for non-money market securities. Receipt of trade information within these identified deadlines may be via telex, fax or on-line system access. Brinson Partners will also communicate all trade information directly to the Fund's Custodian.

     c) Foreign exchange contracts will be completed by the Trust's Custodian or Brinson Partners and communicated to the Accounting Unit in a timely manner, i.e., the earlier of trade date plus one or value date. For security trade information called in after the above stated deadlines, there is no assurance it can be included in that day's work.

     d) CUSIP numbers and/or ticker symbols for all US Dollar denominated trades and SEDOL numbers for all foreign trades will be supplied by Brinson Partners via the Trade Authorization, telex or on-line support. The ASU will not responsible for NAV changes or distribution rate adjustments that result from incomplete information about a trade.

18) On behalf of the Series (as applicable), the Trust's Administrator will complete the applicable yield, performance and rate of return calculations as required by the SEC.

19)  On behalf of the Series (as applicable):

     a) We would establish mutually agreed upon annualization and accretion requirements for debt issues held by the Series. It is extremely important that requirements and proper amortization procedures be clarified prior to SEC effectiveness of additional series.

     b) Any issues with Original Issue Discounts ("OID") are not intended to be held. It is Fund/Plan's position that OID is a tax requirement and, as such, is not necessarily reflected on the books. To the extent that securities with OID are owned in the future, it is expected that the Trust's auditors will complete the necessary OID adjustments for financial statements and/or tax reporting.

                                                                    SCHEDULE "C"
                        ACCOUNTING & PORTFOLIO VALUATION
                                      FOR
                               THE BRINSON FUNDS

The Accounting Services Unit (ASU) is pleased to provide a comprehensive level of service to The Brinson Funds. You may expect services as follows with respect to Series and their Multiple Classes of Shares (additional services may be completed upon request):


                           DAILY ACCOUNTING SERVICES
                           -------------------------

1)   Calculate Net Asset Value (and Offering Price) Per Share:

     Series Level
     . Update the daily market value of securities held by the Series using Fund/Plan Services' standard agents for pricing domestic equity, bond and foreign securities. The domestic equity pricing services are Reuters, Inc., Muller Data Corporation and Interactive Data Corporation (IDC). Muller Data Corporation/Extel Financial, telerate, Bloomberg and IDC are used for bond and foreign prices/exchange rates.
     .    Enter manual prices supplied by client and/or broker.
     . Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by client. Verify US dollar security prices exceeding variance levels by notifying client and pricing sources of noted variances.
     . Complete daily variance analysis on foreign exchange rates and local foreign prices. Notify client of changes exceeding established levels for the client's verification.
     . Review for ex-dividend items indicated by pricing sources; trace to Series' general ledger for agreement.

     Series and Each class
     . Allocate daily unrealized Series appreciation/depreciation, unrealized currency gains/losses, and unrealized gains/losses on futures and forwards to classes based upon value of outstanding class shares.
     . Prepare NAV proof sheets. Review components of change in NAV for reasonableness. (Complete fund and class control proofs).
     . Communicate required pricing information (NAV) to client, transfer agent and, electronically, to NASDAQ.

2)   Determine and Report Cash Availability to Series by 9:30 AM Eastern Time:
     Series Level
     . Receive daily cash and transaction statements from the custodian by 8:30 AM Eastern time.
     . Receive previous day shareholder activity reports from the Series' transfer agent by 8:30 AM Eastern time. Class level shareholder activity will be accumulated into the Series' available cash balances.
     .    Fax hard copy Cash Availability calculations with all details to client.
     .    Supply client with 5-day cash projection report.
     . For the Series, prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the custodian/client.

3)   Reconcile and Record All Daily Expense Accruals:
     Series Level
     . Accrue expenses based on client supplied budget either as percentage of Series' net assets or specific dollar amounts.
     .    Monitor expense limitations established by client.

     .    Accrue daily amortization of Organizational Expense.
     Series and Each Class
     . Class specific accruals completed such as daily accrual of 12b-1 expenses.
     . Allocate Series expenses to classes based upon value of outstanding class shares.

4)   Verify and Record All Daily Income Accruals for Debt Issues:
     Series Level
     . Review and verify all system generated Interest and Amortization reports.
     . Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.
     Series and Each Class
     . Allocate Series income to classes based upon value of outstanding class shares.

5) Monitor Domestic Securities Held for Cash Dividends, corporate actions and capital changes such as splits, mergers, spinoffs, etc. and process appropriately.
     Series Level
     . Monitor electronically received information from Muller Data Corporation for all domestic securities.
     .    Review current daily security trades for dividend activity.
     . Interface with custodian to monitor timely collection and postings of corporate actions, dividends and interest.
     . Process international dividend and capital change information received from the custodian and advisor. Back-up information on foreign dividends and corporate actions may also be obtained from Muller Data Corporation/Extel Financial and IDC (as pricing agents for the Series).
     . Provide mark-to-market analysis for currency exchange rate fluctuations on unsettled dividends and interest.
     Series and Each Class
     . Allocate Series dividend income and unrealized currency gains/losses on dividends/interest to classes based upon value of outstanding class shares.

6) Enter All Security Trades on Investment Accounting System (IAS) based on written instructions from the client.
     Series Level
     .    Review system verification of trade and interest calculations.
     .    Verify settlement through the custodian statements.
     .    Maintain security ledger transaction reporting.
     .    Maintain tax lot holdings.
     .    Determine realized gains or losses on security trades.
     .    Provide complete broker commission reporting.
     . Provide foreign currency exchange rate realized and unrealized gains/losses detail.
     .    Determine realized gains or losses on security trades.
     Series and Each Class
     . Allocate all realized and unrealized capital and currency gains/losses to classes based upon value of class outstanding shares.

7)   Enter All Series Share Transactions on IAS:
     Each Class
     .    Process activity identified on the transfer agent reports.
     .    Verify settlement through the Series' custodian statements.
     .    Reconcile to the Fund/Plan Services' transfer agent report balances.
     . Roll each classes' capital share values into each Series and determine allocation percentages based upon the value of each classes' outstanding shares to the Series total.

8) Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance (listing all asset, liability, equity, income and expense accounts)
     Series Level
     .    Post manual entries to the general ledger.
     .    Post custodian bank activity.
     .    Post security transactions.

     . Post and verify system generated activity, i.e., income and expense accruals.
     .    Segregate foreign tax expense.
     . Prepare daily mark-to-market analysis for all unrealized foreign currency exchange rate gains/losses by asset/liability category.
     Series and Each Class
     .    Prepare Series general ledger net cash proof used in NAV calculation.
     .    Post class specific shareholder activity and roll values into each
          Series.
     . Allocate all Series level net cash accounts on the Series Trial Balance to each specific class based upon value of class outstanding shares.
     . Maintain allocated Trial Balance accounts on class specific Allocation Report.
     .    Maintain class-specific expense accounts.
     . Prepare class-specific proof/control reports to ensure accuracy of allocations.

9)   Review and Reconcile with Custodian Statements:
     Series Level
     . Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)
     .    Post all cash settlement activity to the Trial Balance.
     .    Reconcile to ending cash balance accounts.
     .    Clear IAS subsidiary reports with settled amounts.
     . Track status of past due items and failed trades handled by the Custodian.

10) Submission of Daily Accounting Reports to Client: (Additional reports readily available.)
     Series Level
     . Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio comprised of each security sorted according to Brinson's categories - stocks (foreign), stocks (domestic), bonds (foreign), bonds (domestic), currency (foreign), money market (domestic).
     .    Cash availability.
     .    3-Day Cash Projection Report
     Series and Each Class
     .    Trial Balance and Class Allocation Report
     .    NAV Calculation Report

                          MONTHLY ACCOUNTING SERVICES
                          ---------------------------

1) For the Series, full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to Client by 10th business day.
     . Class specific capital share activity and expenses will be disclosed also.

2)   Submission of Monthly Automated IAS Reports to Fund/Client:
     Series Level
     .    Security Purchase/Sales Journal
     .    Interest and Maturity Report
     .    Brokers Ledger (Commission Report)
     .    Security Ledger Transaction Report with Realized Gains/Losses
     .    Security Ledger Tax Lot Holdings Report
     .    Additional reports available upon request

3)   Reconcile Accounting Asset Listing to Custodian Asset Listing:
     Series Level
     .    Report any security balance discrepancies to the custodian/client.

4) Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts, such as:
     Series Level
     .    Security cost and realized gains/losses
     .    Interest/dividend receivable and income

     .    Payable/receivable for securities purchased and sold
     .    Unrealized and realized currency gains/losses
     Series and Each Class
     .    Payable/receivable for Fund shares; issued and redeemed
     .    Expense payments and accruals analysis

5)   If Appropriate, Prepare and Submit to Client:
     Series Level
     .    Income by state reporting
     .    Standard Industry Code Valuation Report
     .    Alternative Minimum Tax Income segregation schedule

                  ANNUAL (AND SEMI-ANNUAL) ACCOUNTING SERVICES
                  --------------------------------------------

1) Assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. for the Series and each Class during the year in accordance with standard audit assistance requirements.

2)   Provide NSAR Reporting (Accounting Questions):

     If applicable for the Series and Classes, answer the following items:
     2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63,
     64B, 71, 72, 73, 74, 75, 76